JAPAN SMALLER CAPITALIZATION FUND, INC.


                Supplemental Shareholder Information (Unaudited)


   The 2004 Annual Meeting of the Shareholders of the Fund was held at the Fund's offices, Two World Financial Center, Building B, New York, N.Y. on August 18, 2004. The purpose of the meeting was to elect two Directors to serve as Class I Directors, each to serve for a term to expire in 2007; to ratify the appointment of PricewaterhouseCoopers LLP as the Fund's independent registered public accounting firm for the fiscal year ending February 28, 2005; to amend the Fund's principal investment policy concerning investment in smaller capitalization companies in Japan; and to transact such other business as may properly come before the Meeting or any adjournment thereof.

   The balance of the Fund's current Directors consists of two Class II Directors, Yasushi Suzuki and Chor Weng Tan, and two Class III Directors, William K. Grollman and Arthur R. Taylor, none of whom was a nominee for election at the Annual Meeting and all of whom continued in office after the Meeting.

   At the Meeting, the following persons were elected by the shareholders to serve as Class I Directors of the Fund: William G. Barker, Jr., and John F. Wallace. PricewaterhouseCoopers LLP was ratified as the Fund's independent registered public accounting firm and the Fund's principal investment policy was amended.

The results of the voting at the Annual Meeting are as follows:

1. To elect the Fund's Class I Directors:


                                                        % of                                   % of
                                      Shares Voted    outstanding       Shares Voted       outstanding
                                           For          Shares       Withhold Authority       Shares
                                      -------------   -------------- -------------------  --------------
   William G. Barker, Jr. ............  12,199,313       77.0              78,077               0.5
   John F. Wallace....................  12,212,819       77.1              64,571               0.4

2. To ratify the appointment of PricewaterhouseCoopers LLP as the Fund's independent registered public accounting firm for the fiscal year ending February 28, 2005.

        FOR             12,192,584.0670
        AGAINST             23,722.3710
        ABSTAIN             61,084.0000

2. To amend the Fund's principal investment policy concerning investment in smaller capitalization companies in Japan.

        FOR             10,778,229.1010
        AGAINST          1,419,752.5160
        ABSTAIN             79,408.8210